Exhibit 99.2

Section 3 of Article III of the Bylaws is deleted in its entirety and replaced by the following:

Section 3. Vacancies and Additional Directorships. If any vacancy shall occur among the directors for any reason, including, but not limited to, by reason of an increase in the number of directors, the vacancy shall be filled by resolution of a majority of the remaining directors (or by the sole remaining director), though less than a quorum of the Board of Directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office or, if elected to fill a vacancy resulting from an increase in the number of directors until the next election of one or more directors by the shareholders. In the event the entire Board of Directors shall resign or die, any shareholder of the corporation may call a special shareholders’ meeting in a manner provided in Article II, Section 2 hereof, at which meeting a new Board of Directors may be elected, but no other business shall be transacted except as set forth in said notice.

Section 1 of Article VIII of the Bylaws is deleted in its entirety and replaced by the following:

Section 1. Indemnification. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The corporation shall advance the reasonable expenses of any such person who is indemnified pursuant to the previous section. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea or nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. Notwithstanding anything else contained herein, the corporation shall indemnify persons for whom indemnification is permitted by the Texas Business Corporation Act to the fullest extent permissible under the Texas Business Corporation Act, and may purchase such indemnification insurance as the Board of Directors from time to time shall determine.

The foregoing amendments to the Bylaws of AmeriCredit Corp. were adopted by the Board of Directors by Unanimous Consent dated June 2, 2003.

/s/ CHRIS A. CHOATE
Chris A. Choate Secretary